As filed with the Securities and Exchange Commission on February 8, 2006
Registration Statement No. ___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIVID LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116255	42-1623500
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

723 The Parkway Richland, Washington 99352
(Address of principal executive offices)
(509) 943-5319
(Registrant’s telephone number, including area code)

VIVID LEARNING SYSTEMS, INC. 2003 STOCK OPTION PLAN
(Full title of the Plan)

Vivid Learning Systems, Inc.
723 The Parkway
Richland, WA 99352
Attention: Sandra I. Muller
(Name and Address of Agent for Service)

(509) 943-5319
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	2,400,000	$1.35	$3,240,000	$346.68

(1) The proposed maximum offering price per share has been estimated/determined pursuant to Rule 457(h), and is based on the closing sales price of the Company's Common Stock on the OTC Bulletin Board on January 25, 2006.

PART I

ITEM 1.  PLAN INFORMATION

The documents containing the information specified in this Item 1 will be sent or given free of charge to employees, directors or consultants who have been awarded options under the Vivid Learning Systems Inc. 2003 Stock Option Plan (the “Plan”), and are not being filed with, or included in, this Registration Statement on Form S-8 (this “Registration Statement”), in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in this Item 2 will be sent or given free of charge to employees, directors or consultants who have been awarded options under the Plan and are not being filed with, or included in, this Registration Statement, in accordance with the rules and regulations of the Commission. Such requests for information may be made to Sandra Muller at Vivid Learning Systems, Inc., 723 The Parkway, Richland, WA 99352, telephone number (509) 943-5319.

PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which heretofore have been filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)	The Annual Report of the Registrant on Form 10-KSB for the fiscal year ended September 30, 2005;
(b)	Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2004, March 31, 2005, and June 30, 2005;
(c)	Current Reports on Form 8-K, dated March 14, 2005, July 6, 2005, July 15, 2005, August 31, 2005, September 29, 2005, October 5, 2005, November 30, 2005, and December 20, 2005; and,
(d)
The description of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”), which is contained in the Registrant’s Registration Statement on Form SB-2 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 14, 2005, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Delaware General Corporation Law ("DGCL"), the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Registrant's Certificate of Incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Registrant or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the By-laws of the Registrant provide that the Registrant is required and permitted to indemnify its officers and directors, employees, and agents under certain circumstances. In addition, if permitted by law, the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee, or agent of the Registrant in which indemnification would be required or permitted. The Registrant has obtained directors and officers liability insurance. The Registrant believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Exhibit

3.1	Certificate of Incorporation of Vivid Learning Systems, Inc.*

3.2	By-laws of Vivid Learning Systems, Inc.*

4.1	Vivid Learning Systems, Inc. 2003 Stock Option Plan*

5.1	Opinion of Reitler Brown & Rosenblatt LLC

23.1	Consent of Williams and Webster P.S., independent auditors of Registrant

23.2	Consent of Reitler Brown & Rosenblatt LLC (included as Exhibit 5.1 hereto)

24	Power of Attorney (included on signature page)

*Previously filed in Registration Statement on Form SB-2 Filed with the Securities and Exchange Commission, Registration Statement No. 333-116255, on June 8, 2004.

ITEM 9     UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on February 8, 2006.

VIVID LEARNING SYSTEMS, INC.

By:	/s/ Christopher L. Britton
Name: Christopher L. Britton
Title: Chief Executive Officer

By:	/s/ Robert M. Blodgett
Name: Robert M. Blodgett
Title: Treasurer and Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors of Vivid Learning Systems, Inc. by their execution of this signature page hereby constitute and appoint Christopher L. Britton with power to act one without the other, as our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Christopher L. Britton	Chief Executive Officer and Vice Chairman	February 8, 2006
Christopher L. Britton

/s/ Robert L. Ferguson	Chairman and Director	February 8, 2006
Robert L. Ferguson

/s/ Andrew A. Thoresen	Director	February 8, 2006
Andrew A. Thoresen

/s/ Robert J. Turner	Director	February 8, 2006
Robert J. Turner

/s/ William N. Lampson	Director	February 8, 2006
William N. Lampson

/s/ Steven Katz	Director	February 8, 2006
Steven Katz